Exhibit 99.4

The Special Committee of the Board of Directors

Eidos Therapeutics, Inc.

101 Montgomery Street, Suite 2000

San Francisco, CA 94104

The Special Committee:

We hereby consent to the inclusion of our opinion letter, dated October 4, 2020, to the Special Committee of the Board of Directors of Eidos Therapeutics, Inc. (“Eidos”) as Annex D to, and reference to such opinion letter under the headings “Summary—Opinion of the Eidos Special Committee’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Eidos’ Reasons for the Mergers; Recommendation of the Eidos Special Committee and the Eidos Board of Directors” and “The Mergers—Opinion of the Eidos Special Committee’s Financial Advisor” in, the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) of BridgeBio Pharma, Inc. (“BridgeBio”), relating to the proposed transaction involving BridgeBio and Eidos. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC
December 11, 2020